STATE OF DELAWARE
                               FIRST AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             NATIONAL LAMPOON, INC.

FIRST: The Board of Directors of National Lampoon, Inc., a Delaware corporation (the "Corporation"), duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation (the "Certificate") of said Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders. The resolutions setting forth the proposed amendment are substantially as follows:

      NOW, THEREFORE, BE IT RESOLVED, that Article 4 of the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

            ARTICLE 4. STOCK. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Sixty-Two Million (62,000,000) shares, consisting of Sixty Million (60,000,000) shares of common stock with a par value of $0.0001 per share ("Common Stock") and Two Million (2,000,000) shares of preferred stock with a par value of $0.0001 per share ("Preferred Stock").

      NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by striking out Sections 5.2.1, 5.2.3 and 5.2.4(d) thereof and by substituting in lieu of said sections the following new Sections 5.2.1, 5.2.3 and 5.2.4(d), and by adding a new Section 5.2.7 to Article 5 of the Certificate of Incorporation, as follows:

            SECTION 5.2.1 DIVIDEND RIGHTS. The Corporation shall have the right to issue dividends and make distributions, whether cash, securities or otherwise, whether or not any shares of the Series B Preferred Stock are outstanding; provided, however, that the Corporation shall not issue any dividends (other than dividends payable solely in Common Stock) or make any distributions of cash or other assets until after the Payment Satisfaction Date. To the extent dividends are declared and issued by the Corporation prior to the earlier of (i) the date of a Liquidation Event or
      (ii) the date on which the Series B Preferred Stock is converted hereunder, the Corporation shall pay preferential dividends to the holders of the Series B Preferred Stock as provided in this Section 5.2.1. Dividends may be paid in cash or with shares of Common Stock. Dividends on each share of the Series B Preferred Stock shall accrue on a daily basis, whether or not declared, beginning July 19, 2004 and continuing to accrue until the earlier of (i) the date of a Liquidation Event, or (ii) the date on which such share of Series B Preferred Stock is converted hereunder, at the rate of 9.0% per annum on the sum of (i) the Original Purchase Price (as equitably adjusted for any stock splits, stock dividends, recapitalizations, reverse stock splits or otherwise to prevent an enlargement or diminution of rights), plus (ii) all accumulated and unpaid dividends thereon (compounding annually). All accrued and unpaid dividends on each share of Series B Preferred Stock shall be fully paid (pro rata and pari passu with any class or series of preferred securities of the


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      Corporation entitled to participate pro rata and pari passu as to dividends with the Series B Preferred Stock) before any dividends or distributions may be issued with respect to any Junior Securities. If a share of Series B Preferred Stock is converted, then upon such conversion any accumulated and unpaid dividends on such share of Series B Preferred Stock shall be paid in the form of Common Stock at a price per share equal to the price at which shares of Series C Convertible Preferred Stock of the Corporation would be converted at the time assuming there were shares of such stock actually being converted at that time. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock and any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends or distributions with the Series B Preferred Stock, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series B Preferred Stock and any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends or distributions with the Series B Preferred Stock.

            SECTION 5.2.3 LIQUIDATION RIGHTS. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any Liquidation Event to each record holder of Series B Preferred Stock setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of (a) Series B Preferred Stock, (b) Common Stock and (c) any class or series of preferred securities of the Corporation entitled to priority over or to participate pro rata and pari passu as to dividends or distributions with the Series B Preferred Stock, in connection with such Liquidation Event. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive payment of all accrued and unpaid dividends with respect thereto prior to the making of any distributions to the holders of Common Stock, and after the payment of such dividends (and any other dividends or amounts payable to the holders of the Corporation's preferred securities entitled to priority with respect thereto) the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series B Preferred Stock, along with the holders of all other securities of the Corporation entitled to participate therein, with all holders of Series B Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted in accordance with Section 5.2.4.


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            SECTION 5.2.4 CONVERSION RIGHTS.

            (D) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Market Price of the Common Stock on the date of conversion.

            SECTION 5.2.7 DEFINITIONS. As used in this Article 5, the following defined terms have the meanings set forth below:

            "COMMON STOCK" means the Corporation's Common Stock, par value of $0.0001 per share.

            "JUNIOR SECURITIES" means the Common Stock and any other capital stock or other equity securities of the Corporation (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), except for the Series B Preferred Stock and such other series or classes of securities having priority over the Series B Preferred Stock, or having the right to participate pro rata and pari passu with the Series B Preferred Stock, as to current or liquidating dividends or other distributions and as to which the holders of a majority of the Series B Preferred Stock have affirmatively approved the issuance thereof.

            "LIQUIDATION EVENT" means any of the following: (i) the liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), (ii) the sale, lease, transfer or other disposition of all or substantially all of the property or assets of the Corporation, (iii) any merger, consolidation or reorganization to which the Corporation is a party, except for a merger, consolidation or reorganization as to which, after giving effect to such merger, consolidation or reorganization, the holders of the Corporation's outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization, own capital stock holding a majority of the voting power (under ordinary circumstances), and (iv) any sale or related series of sales of shares of the Corporation's capital stock by the Corporation which results in any Person or group of affiliated Persons (other than the owners of the Company's capital stock immediately prior to such sale or related series of sales) owning capital stock holding a majority of the voting power of the Company.

            "MARKET PRICE" of the Common Stock means the average of the closing prices of the Common Stock's sales on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Common Stock is not quoted in the NASDAQ System, the average of the closing or last prices of such stock's sales each day (whether sales occurred each day or not) in the domestic over the counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) business days consisting of the day as of which "Market Price" is being determined and the twenty (20) consecutive business days immediately prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over the counter market, the "Market Price" shall be the fair value thereof determined in the reasonable good faith judgment of the Corporation's Board of Directors.


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            "ORIGINAL PURCHASE PRICE" shall mean with respect to each share of
      Series B Preferred Stock the amount paid to the Corporation for the issuance thereof (with accompanying warrants or options if applicable).

            "PAYMENT SATISFACTION DATE" means the date following the termination of the employment of James P. Jimirro ("JIMIRRO") with the Corporation as of which the following condition (whichever is applicable) has been satisfied: (i) if Jimirro's employment with the Corporation has been terminated by the Corporation for "Cause" pursuant to Section 4(e) of the Employment Agreement between Jimirro and the Corporation dated May 17, 2002 (the "EMPLOYMENT AGREEMENT") or by Jimirro otherwise than for an Executive Good Reason Termination Event pursuant to Section 4(g) of the Employment Agreement, then upon full payment of all compensation (excluding payments with respect to the movie "National Lampoon's Van Wilder") owed to Jimirro under the Employment Agreement; or (ii) if Jimirro's employment with the Corporation has been terminated by reason of Jimirro's death or disability, by the Corporation for "Convenience" pursuant to Section 4(f) of the Employment Agreement, or by Jimirro for an Executive Good Reason Termination Event pursuant to Section 4(g) of the Employment Agreement, then upon the later of (A) full payment to Jimirro of all compensation (including payments under the Severance Note (as defined in the Employment Agreement) but excluding payments with respect to the movie "National Lampoon's Van Wilder") owed to Jimirro under the Employment Agreement, and (B) thirteen (13) months after the payment to Jimirro of the "Cash Severance Payment" pursuant to, and as defined in,
      Section 5(d)(i) of the Employment Agreement.

SECOND: That acting by written consent, the holders of at least a majority of the issued and outstanding shares of the Corporation's capital stock, including the Series B Preferred Stock, consented to the foregoing resolutions and this First Amendment of Certificate of Incorporation in accordance with Section 228(a) of the Delaware General Corporation Law.


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THIRD: That the resolutions and this First Amendment of Certificate of
Incorporation was duly adopted in accordance with the provisions of Section 242(b)(1) of the Delaware General Corporation Law.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, the undersigned Corporation has caused this First Amendment to Certificate of Incorporation to be signed by a duly authorized officer as of October 15, 2004.


                                        By: /s/ Douglas Bennett
                                           -------------------------------------
                                           Douglas Bennett,
                                           Executive Vice President


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